Exhibit 99.1

November 23, 2021

The Jordan Company Completes Acquisition of Echo Global Logistics, Inc.

CHICAGO, IL, November 23, 2021 /PRNewswire/ – Echo Global Logistics, Inc. (Nasdaq: ECHO) (“Echo”), a leading provider of technology-enabled transportation and supply chain management services, today announced that it has been acquired for $48.25 per share in cash by an affiliate of The Jordan Company, L.P., a global private equity firm. (“TJC”). The acquisition was first announced on September 9, 2021 and became effective today.

“The closing of this transaction, which followed a thorough review of alternatives by our Board of Directors, represents a new and exciting chapter for our Company, our talented and dedicated employees, and the clients and carriers we serve,” said Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer of Echo. “It strengthens our ability to execute our long-term growth strategy and fulfill our mission. TJC brings significant expertise and industry experience to further accelerate our success.”

Brian Higgins, head of TJC’s supply chain and logistics vertical said, “We are excited to have completed the acquisition of Echo. We look forward to partnering with the strong Echo team to invest in and further the Company’s technology and business results.”

As a result of the completion of the merger, trading in Echo’s common stock on Nasdaq Global Select Market has been suspended.

About Echo Global Logistics

Echo Global Logistics, Inc. (Nasdaq: ECHO) is a leading Fortune 1000 provider of technology-enabled transportation and supply chain management services. Headquartered in Chicago with more than 30 offices around the country, Echo offers freight brokerage and Managed Transportation solutions for all major modes, including truckload, partial truckload, LTL, intermodal, and expedited. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 50,000 transportation providers to serve 35,000 clients across a wide range of industries and simplify the critical tasks involved in transportation management. For more information on Echo Global Logistics, visit: www.echo.com.

About The Jordan Company

The Jordan Company (“TJC”), founded in 1982, is a middle-market private equity firm that has managed funds with original capital commitments in excess of $17 billion since 1987 and a 39-year track record of investing in and contributing to the growth of many businesses across a wide range of industries, including Consumer & Healthcare; Industrials; Technology, Telecom & Utility; and Transportation & Logistics. The senior investment team has been investing together for over 20 years and it is supported by the Operations Management Group, which was established in 1988 to initiate and support operational improvements in portfolio companies. Headquartered in New York, TJC also has offices in Chicago and Stamford. For more information, please visit www.thejordancomapny.com.

INVESTOR RELATIONS CONTACTS:

Pete Rogers

Chief Financial Officer

Echo Global Logistics

312-676-4584

Zach Jecklin

SVP of Strategy

Echo Global Logistics

312-784-2046

MEDIA CONTACT:

Christopher Clemmensen

SVP of Marketing

Echo Global Logistics

312-784-2132